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                                                                   EXHIBIT 10(L)

                          FIDELITY NATIONAL CORPORATION
                             COMPENSATION COMMITTEE

                     Resolutions adopted at meeting held on

                                  June 21, 2000

         WHEREAS, Fidelity National Corporation and James B. Miller, Jr. entered into an Employment Agreement as of September 18, 1997, effective January 1, 1998, and amended as of November 3, 1997; and

         WHEREAS, the parties hereto wish to amend said Employment Agreement;
                  and

         WHEREAS, under Mr. Miller's leadership since November 3, 1997, the
                  Holding Company's and the Bank's regulatory composite ratings have improved from a "4" to a "2"; and

         WHEREAS, the Company has grown from total assets of approximately $650 million to over $900 million; and

         WHEREAS, Mr. Miller has successfully led capital-raising efforts, resulting in the Company achieving a capital ratio in excess of 300 basis points over the statutory well-capitalized ratio levels; and

         WHEREAS, the quality of the Company's loan portfolio has significantly improved as evidenced by the decline in the Company's ratio of net charge-offs to average loans from 3.58% for the year 1997 to .93% for the five months ended May 31, 2000; and

         WHEREAS, Mr. Miller has led the implementation of a strong risk management process within the Company, staffed with a strong management team while reducing the company's risk profile; and

         WHEREAS, compensation packages for executive officers in financial institutions of comparable size and complexity have been reviewed; and

         WHEREAS, the Compensation Committee is responsible for evaluating the remuneration of executives of Fidelity to provide competitive levels of compensation which take into account the annual and long-term performance goals, whether there has been above average corporate performance, the levels of an individual's initiative, responsibility an achievements, and the need of fidelity to attract and retain well trained and highly motivated executives; and

         WHEREAS, the Compensation Committed has completed such a review;


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Fidelity National Corporation
Compensation Committee
June 21, 2000
Page 2

         NOW, THEREFORE, BE IT RESOLVED, that the Employment Agreement dated as of September 18, 1997, amended November 3, 1997, be further amended or changed to provide for an annual base salary of $500,000, effective July 1, 2000;

         FURTHER RESOLVED, that Attachment A of the Employment Agreement-
                  "INCENTIVE COMPENSATION" - be amended or changed to provide for additional Incentive Compensation up to $200,000 based on the achievement of targets as set forth in Attachment A thereto.

         FURTHER RESOLVED, that all other terms and conditions of said
                  Employment Agreement shall remain the same.

         FURTHER RESOLVED, that Mr. Miller be paid a specific bonus of $100,000 for the Company's performance during 1999 and the first half of 2000.

         FURTHER RESOLVED, that the Compensation Committee hereby recommends the Amendment of, or changes to, Mr. Miller's Employment Agreement as described herein to the Board of Directors of Fidelity National Corporation and Fidelity National Bank.